CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,269,000	$173.09*

*All fees were previously paid in connection with this offering as disclosed in the pricing supplement dated April 19, 2013, relating to JPMorgan Chase & Co. Auto Callable Yield Notes due April 24, 2014. $0.00 are being paid simultaneously with this filing.

Amended and restated pricing supplement no. 1284-A†
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 8-I dated November 14, 2011 and
underlying supplement no. 1-I dated November 14, 2011	Registration Statement No. 333-177923 Dated April 24, 2013 Rule 424(b)(2)

Structured Investments

$1,269,000
6.75% per annum Auto Callable Yield Notes due April 24, 2014 Linked to the Least Performing of the Market Vectors Gold Miners ETF, the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index

General

•	The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of any of the Market Vectors Gold Miners ETF, the iShares® MSCI Emerging Markets Index Fund or the Russell 2000® Index and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are automatically called and the risk that, if the notes are not automatically called, they may lose some or all of their principal at maturity.
•	The notes will pay 6.75% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of 0.56250% per month. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on the performance of the Least Performing Underlying and whether the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The notes will be automatically called if the closing level or closing price, as applicable, of each Underlying on the relevant Call Date is greater than or equal to the applicable Starting Underlying Level. If the notes are automatically called, payment on the applicable Call Settlement Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing April 24, 2014*
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 8-I, supersede the terms set forth in product supplement no. 8-I. In particular, notwithstanding anything to the contrary in product supplement no. 8-I, the notes will be automatically called if the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level. See “Key Terms — Automatic Call” below.

Key Terms

Underlyings:	The Market Vectors Gold Miners ETF, the iShares® MSCI Emerging Markets Index Fund (each, a “Fund,” and collectively the “Funds”) and the Russell 2000® Index (the “Index,”) (each of the Funds and the Index, an “Underlying,” and collectively, the “Underlyings”)
Interest Rate:	6.75% per annum over the term of the notes, assuming no automatic call, payable at a rate of 0.56250% per month
Automatic Call:	If on any Call Date, the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level, the notes will be automatically called on that Call Date.
Payment if Called:	If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Buffer Amount:	With respect to the Market Vectors Gold Miners ETF, $11.436 initially, which is equal to 40.00% of its Starting Underlying Level, subject to adjustments. With respect to the iShares® MSCI Emerging Markets Index Fund, $16.652 initially, which is equal to 40.00% of its Starting Underlying Level, subject to adjustments. With respect to the Russell 2000® Index, 365.00, which is equal to 40.00% of its Starting Underlying Level.
Pricing Date:	April 19, 2013
Settlement Date:	On or about April 24, 2013
Observation Date*:	April 21, 2014
Maturity Date*:	April 24, 2014
CUSIP:	48126DQ28
Monitoring Period:	The period from but excluding the Pricing Date to and including the Observation Date
Interest Payment Dates*:	Interest on the notes will be payable monthly in arrears on the 24th calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing May 24, 2013. See “Selected Purchase Considerations — Monthly Interest Payments” in this amended and restated pricing supplement for more information.
Payment at Maturity:

If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Least Performing Underlying. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:

(a) the Ending Underlying Level of any Underlying is less than its Starting Underlying Level; and

(b) a Trigger Event has occurred.

If the notes are not automatically called and the conditions described in (a) and (b) are satisfied, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Least Performing Underlying is less than its Starting Underlying Level. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

You will lose some or all of your principal at maturity if the notes are not automatically called and the conditions described in (a) and (b) are both satisfied.

Trigger Event:	A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount.
Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows: Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Call Dates*:	July 19, 2013 (first Call Date), October 21, 2013 (second Call Date) and January 21, 2014 (final Call Date)
Call Settlement Dates*:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Other Key Terms:	See “Additional Key Terms” on the next page.
†	This amended and restated pricing supplement no. 1284-A amends and restates and supersedes the pricing supplement no. 1284 related hereto dated April 24, 2013 to product supplement no. 8-I in its entirety
*	Subject to postponement as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 8-I.

Investing in the Auto Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 8-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page PS-2 of this amended and restated pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amended and restated pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$27.65	$972.35
Total	$1,269,000	$35,087.85	$1,233,912.15
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of approximately $27.65 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $22.50 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize, some of which have been allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-48 of the accompanying product supplement no. 8-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

April 24, 2013

Additional Terms Specific to the Notes

You should read this amended and restated pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 8-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This amended and restated pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the amended and restated term sheet related hereto dated April 11, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This amended and restated pricing supplement amends and restates and supersedes the pricing supplement no. 1284 related hereto dated April 19, 2013 to product supplement 8-I in its entirety. You should rely only on the information contained in this amended and restated pricing supplement and in the documents listed below in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 8-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 8-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007604/e46186_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this amended and restated pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Starting Underlying Level:	With respect to The Market Vectors Gold Miners ETF, $28.59, and with respect to the iShares® MSCI Emerging Markets Index Fund, $41.63, which were the closing prices of one share of the respective Funds on the Pricing Date, divided by the Share Adjustment Factor for that Fund (each, an “Initial Share Price”). With respect to the Index, the closing level of the Index on the Pricing Date, which was 912.50 (the “Initial Index Level”). We refer to each of the Initial Index Level for the Index and the Initial Share Price for a Fund as a “Starting Underlying Level.”
Ending Underlying Level:	With respect to a Fund, the closing price of one share of that Fund on the Observation Date (the “Final Share Price”). With respect to the Index, the closing level of the Index on the Observation Date (the “Ending Index Level”). We refer to each of the Ending Index Level for the Index and the Final Share Price for a Fund as an “Ending Underlying Level.”
Share Adjustment Factor:	With respect to a Fund, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 8-I.
Least Performing Underlying:	The Underlying with the Least Performing Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Return of the Market Vectors Gold Miners ETF, the Underlying Return of the iShares® MSCI Emerging Markets Index Fund and the Underlying Return of the Russell 2000® Index

Selected Purchase Considerations

•	THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this amended and restated pricing supplement, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this amended and restated pricing supplement, assuming no automatic call. Interest will be payable monthly in arrears on the 24th calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing May 24, 2013. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date (which may be a Call Settlement Date). If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly Interest Payment Date for August 2013 is August 24, 2013, but because that day is not a business day, payment of interest with respect to that Interest Payment Date will be made on August 26, 2013, the next succeeding business day.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level on any Call Date, your notes will be automatically called prior to the maturity date. Under these circumstances, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Call Settlement Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level. A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount. However, if the notes are not automatically called, a Trigger Event has occurred and the Ending Underlying Level of any Underlying is less than its Starting Underlying Level, you could lose the entire principal amount of your notes.
•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Least Performing Underlying, which will be any of the Market Vectors Gold Miners ETF, the iShares® MSCI Emerging Markets Index Fund or the Russell 2000® Index.

The Market Vectors Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, the investment adviser to the Market Vectors Gold Miners ETF. The Market Vectors Gold Miners ETF trades on NYSE Arca, Inc. which we refer to as NYSE Arca, under the ticker symbol “GDX.” The Market Vectors Gold Miners ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE

JPMorgan Structured Investments —	PS-1
Auto Callable Yield Notes Linked to the Least Performing of the Market Vectors Gold Miners ETF, the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index

Arca Gold Miners Index, which we refer to as the Underlying Index with respect to the Market Vectors Gold Miners ETF. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold or silver. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange or the NYSE Amex, LLC or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index. For additional information about the Market Vectors Gold Miners ETF, see “Fund Descriptions — The Market Vectors Gold Miners ETF” in the accompanying underlying supplement no. 1-I.

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc., which is a registered investment company that consists of numerous separate investment portfolios. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets as measured by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected emerging markets countries. We refer to the MSCI Emerging Markets Index as an “Underlying Index.” For additional information about the iShares® MSCI Emerging Markets Index Fund, see the information set forth under “The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

•	TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 8-I. Based on the advice of Sidley Austin llp, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest), requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Least Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.
In determining our reporting responsibilities, we intend to treat 7.70% of each interest payment as interest on the Deposit and 92.30% of each interest payment as Put Premium. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call. For additional detail regarding the tax treatment of the Deposit, please refer to the description under “Material U.S. Federal Income Tax Consequences – Tax Consequences to U.S. Holders – Notes with a Term of Not More than One Year” in the accompanying product supplement no. 8-I.
Non-U.S. Holders - Additional Tax Considerations

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Non-U.S. Holders should also note that final Treasury regulations were released on legislation that imposes a withholding tax of 30% on payments to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences-Tax Consequences to Non-U.S. Holders-Recent Legislation” in the accompanying product supplement no. 8-I. The final regulations provide that obligations issued before January 1, 2014, such as the notes, are not subject to this withholding tax, or the reporting or diligence requirements.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any or all of the Underlyings or any of the equity securities included in the Index or held by the Funds. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 8-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying
JPMorgan Structured Investments —	PS-2
Auto Callable Yield Notes Linked to the Least Performing of the Market Vectors Gold Miners ETF, the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index

Level. If the notes are not automatically called, a Trigger Event has occurred and the Ending Underlying Level of any Underlying is less than its Starting Underlying Level, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Least Performing Underlying is less than its Starting Underlying Level. Accordingly, you could lose up to the entire principal amount of your notes.

•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that these hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of your notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 8-I for additional information about these risks.
•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF ANY UNDERLYING — If the notes are not automatically called and a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of any Underlying, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the relevant Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Underlying during the term of the notes.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OR CLOSING PRICE, AS APPLICABLE, OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to all of the Underlyings. Poor performance by any of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlyings. Accordingly, your investment is subject to the risk of decline in the closing level or closing price, as applicable, of each Underlying.
•	THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount, a Trigger Event will occur, and you will be fully exposed to any depreciation in the Least Performing Underlying. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Underlying Level of any Underlying is less than its Starting Underlying Level, you will lose 1% of the principal amount of your investment for every 1% that the Ending Underlying Level of the Least Performing Underlying is less than its Starting Underlying Level. You will be subject to this potential loss of principal even if the relevant Underlying subsequently recovers such that the closing level or closing price, as applicable, of that Underlying is less than its Starting Underlying Level by less than the Buffer Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING UNDERLYING — If the notes are not automatically called and a Trigger Event occurs, you will lose some or all of your investment in the notes if the Ending Underlying Level of any Underlying is below its Starting Underlying Level. This will be true even if the Ending Underlying Level of each of the other Underlyings is greater than or equal to its Starting Underlying Level. The Underlyings’ respective performances may not be correlated and, as a result, if the notes are not automatically called and a Trigger Event occurs, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the relevant Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	Certain BUILT-IN costs are likely to affect adversely the value of the notes prior to maturity — While the payment at maturity, if any, or upon an automatic call described in this amended and restated pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
•	BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the closing level or closing price, as applicable, of each Underlying is not less than its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period or the Ending Underlying Level of each Underlying is greater than
JPMorgan Structured Investments —	PS-3
Auto Callable Yield Notes Linked to the Least Performing of the Market Vectors Gold Miners ETF, the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index

or equal to its Starting Underlying Level. If the notes are not automatically called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Least Performing Underlying.

•	VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing level or closing price, as applicable, of that Underlying could be less than its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing level or closing price, as applicable, of an Underlying could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.
•	an investment in the notes is subject to risks associated with small capitalization stocks — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS — Although the shares of each Fund are listed for trading on the NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Funds or that there will be liquidity in the trading market. The Funds are subject to management risk, which is the risk that the applicable investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Funds, and consequently, the value of the notes.
•	DIFFERENCES BETWEEN THE FUNDS AND THEIR RESPECTIVE UNDERLYING INDICES — The Funds do not fully replicate their respective Underlying Indices and may hold securities not included in their respective Underlying Indices and their performance will reflect additional transaction costs and fees that are not included in the calculation of their respective Underlying Indices, all of which may lead to a lack of correlation between the Funds and their respective Underlying Indices. In addition, corporate actions with respect to the equity securities held by the Funds (such as mergers and spin-offs) may impact the variance between the Funds and their respective Underlying Indices. Finally, because the shares of the Funds are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the applicable Fund may differ from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of the Funds may not correlate with the performance of their respective Underlying Indices.
•	RISKS ASSOCIATED WITH THE GOLD AND SILVER MINING INDUSTRIES — All or substantially all of the equity securities held by the Market Vectors Gold Miners ETF are issued by gold or silver mining companies. Because the value of the notes is linked to the performance of the Market Vectors Gold Miners ETF, an investment in these notes will be concentrated in the gold and silver mining industries. Competitive pressures may have a significant effect on the financial condition of companies in these industries. Also, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the iShares® MSCI Emerging Markets Index Fund are converted into U.S. dollars for purposes of calculating the net asset value of the iShares® MSCI Emerging Markets Index Fund, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the iShares® MSCI Emerging Markets Index Fund trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the iShares® MSCI Emerging Markets Index Fund denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the iShares® MSCI Emerging Markets Index Fund will be adversely affected and the payment at maturity of the notes may be reduced.
•	NON-U.S. SECURITIES RISK — The equity securities underlying the iShares® MSCI Emerging Markets Index Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
•	EMERGING MARKETS RISK — The foreign equity securities held by the iShares® MSCI Emerging Markets Index Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings
JPMorgan Structured Investments —	PS-4
Auto Callable Yield Notes Linked to the Least Performing of the Market Vectors Gold Miners ETF, the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index

difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.  Any of the foregoing could adversely affect the market value of shares of the iShares® MSCI Emerging Markets Index Fund and the notes.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Funds or the securities included in the Index or held by the Funds would have.
•	HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including instruments related to the Funds or the equity securities included in the Index or held by the Funds. We or our affiliates may also trade in the Funds or instruments related to the Funds or the equity securities included in the Index or held by the Funds from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Funds. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level and price of the Underlyings on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
•	whether a Trigger Event has occurred or is expected to occur;
•	the interest rate on the notes;
•	the actual and expected volatility of the Underlyings;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Funds and the equity securities included in the Index or held by the Funds;
•	the expected positive or negative correlation between the Index and the Funds, or the expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events;
•	the occurrence of certain events to the Funds that may or may not require an adjustment to the applicable Share Adjustment Factor; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	PS-5
Auto Callable Yield Notes Linked to the Least Performing of the Market Vectors Gold Miners ETF, the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index

What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Least Performing Underlying?

The following table and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call. The “note total return” as used in this amended and restated pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the maturity date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000. The table and examples below assume that the Least Performing Underlying is the Russell 2000® Index and that the closing price of the Market Vectors Gold Miners ETF and the closing level of the iShares® MSCI Emerging Markets Index Fund on each Call Date is greater than or equal to their respective Starting Underlying Levels. We make no representation or warranty as to which of the Underlyings will be the Least Performing Underlying for purposes of calculating your actual payment at maturity, if applicable, or as to what the closing level or closing price, as applicable, of any Underlying will be on any Call Date. In addition, the following table and examples assume a Starting Underlying Level for the Least Performing Underlying of 900 and an Interest Rate of 6.75% per annum over the term of the notes (assuming no automatic call) and reflect the Buffer Amount of 40.00% of the Starting Underlying Level of the Least Performing Underlying. Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Closing Level of the Least Performing Underlying	Least Performing Underlying Closing Level Appreciation / Depreciation at Relevant Call Date	Note Total Return at Relevant Call Settlement Date			Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
		First	Second	Final
1,620.00	80.00%	1.6875%	3.375%	5.0625%	6.75%	6.75%
1,485.00	65.00%	1.6875%	3.375%	5.0625%	6.75%	6.75%
1,350.00	50.00%	1.6875%	3.375%	5.0625%	6.75%	6.75%
1,260.00	40.00%	1.6875%	3.375%	5.0625%	6.75%	6.75%
1,170.00	30.00%	1.6875%	3.375%	5.0625%	6.75%	6.75%
1,080.00	20.00%	1.6875%	3.375%	5.0625%	6.75%	6.75%
990.00	10.00%	1.6875%	3.375%	5.0625%	6.75%	6.75%
945.00	5.00%	1.6875%	3.375%	5.0625%	6.75%	6.75%
909.00	1.00%	1.6875%	3.375%	5.0625%	6.75%	6.75%
900.00	0.00%	1.6875%	3.375%	5.0625%	6.75%	6.75%
855.00	-5.00%	N/A	N/A	N/A	6.75%	1.75%
839.25	-6.75%	N/A	N/A	N/A	6.75%	0.00%
810.00	-10.00%	N/A	N/A	N/A	6.75%	-3.25%
720.00	-20.00%	N/A	N/A	N/A	6.75%	-13.25%
630.00	-30.00%	N/A	N/A	N/A	6.75%	-23.25%
540.00	-40.00%	N/A	N/A	N/A	6.75%	-33.25%
539.91	-40.01%	N/A	N/A	N/A	N/A	-33.26%
450.00	-50.00%	N/A	N/A	N/A	N/A	-43.25%
360.00	-60.00%	N/A	N/A	N/A	N/A	-53.25%
270.00	-70.00%	N/A	N/A	N/A	N/A	-63.25%
180.00	-80.00%	N/A	N/A	N/A	N/A	-73.25%
90.00	-90.00%	N/A	N/A	N/A	N/A	-83.25%
0.00	-100.00%	N/A	N/A	N/A	N/A	-93.25%

(1) A Trigger Event occurs if the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than 40.00% on any day during the Monitoring Period.

The following examples illustrate how a total payment set forth in the table above is calculated.

Example 1: The level of the Least Performing Underlying increases from the Starting Underlying Level of 900 to a closing level of 909.00 on the first Call Date. Because the closing level of each Underlying on the first Call Date is greater than the applicable Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,016.875 per $1,000 principal amount note, consisting of interest payments of $16.875 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The level of the Least Performing Underlying decreases from the Starting Underlying Level of 900.00 to a closing level of 855.00 on the first Call Date and 810.00 on the second Call Date, and increases from the Starting Underlying Level of 900.00 to a closing level of 945.00 on the final Call Date. Although the level of the Least Performing Underlying on the first two Call Dates (855.00 and 810.00) is less than the Starting Underlying Level of 900, because the closing level of each Underlying on the final Call Date is greater than the applicable Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,050.625 per $1,000 principal amount note, consisting of interest payments of $50.625 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 3: The notes have not been automatically called prior to maturity and the level of the Least Performing Underlying increases from the Starting Underlying Level of 900.00 to an Ending Underlying Level of 945.00. Because the notes have not been automatically called prior to maturity and the Ending Underlying Level of the Least Performing

JPMorgan Structured Investments —	PS-6
Auto Callable Yield Notes Linked to the Least Performing of the Market Vectors Gold Miners ETF, the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index

Underlying of 945.00 is greater than its Starting Underlying Level of 900.00, regardless of whether a Trigger Event has occurred, the investor receives total payments of $1,067.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $67.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the level of the Least Performing Underlying decreases from the Starting Underlying Level of 900.00 to an Ending Underlying Level of 720.00. Even though the Ending Underlying Level of the Least Performing Underlying of 720.00 is less than its Starting Underlying Level of 900.00, because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,067.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $67.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the level of the Least Performing Underlying decreases from the Starting Underlying Level of 900.00 to an Ending Underlying Level of 450.00. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of the Least Performing Underlying of 450.00 is less than its Starting Underlying Level of 900.00, the investor receives total payments of $567.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $67.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -50%)] + $67.50 = $567.50

Example 6: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the level of the Least Performing Underlying decreases from the Starting Underlying Level of 900.00 to an Ending Underlying Level of 0.00. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of the Least Performing Underlying of 0.00 is less than its Starting Underlying Level of 900.00, the investor receives total payments of $67.50 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $67.50 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $67.50 = $67.50

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-7
Auto Callable Yield Notes Linked to the Least Performing of the Market Vectors Gold Miners ETF, the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index

Historical Information

The following graphs show the historical weekly performance of the Market Vectors Gold Miners ETF, the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index from January 4, 2008 through April 19, 2013. The closing price of the Market Vectors Gold Miners ETF on April 23, 2013 was $28.32. The closing level of the iShares® MSCI Emerging Markets Index Fund on April 23, 2013 was $42.04. The closing level of the Russell 2000® Index on April 23, 2013 was 929.36.

We obtained the various closing levels and closing prices of the Underlyings below from Bloomberg Financial Markets, without independent verification. The historical levels and prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of any Underlying on any Call Date, the Observation Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Funds or the equity securities held by the Funds will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Funds or the equity securities held by the Funds.

JPMorgan Structured Investments —	PS-8
Auto Callable Yield Notes Linked to the Least Performing of the Market Vectors Gold Miners ETF, the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Company, when the notes offered by this amended and restated pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 14, 2011.

JPMorgan Structured Investments —	PS-9
Auto Callable Yield Notes Linked to the Least Performing of the Market Vectors Gold Miners ETF, the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index